Exhibit 99.2

Regular Mail P.O. Box TIER REIT, Inc. PO Box 219433 Kansas City, MO 64121-9433	Express/Overnight Delivery: TIER REIT, Inc. 430 W. 7th St., STE 219433 Kansas City, MO. 64105

EXPECTED PUBLIC LISTING ON THE NEW YORK STOCK EXCHANGE

ON OR ABOUT JULY 23, 2015

July 7, 2015

Dear Stockholder:

We are pleased to announce that we anticipate listing our shares of common stock on the New York Stock Exchange (the “NYSE”) under the symbol “TIER” on or about July 23, 2015.  While the completion of the listing remains subject to certain conditions, we have discussed our preparations to position the Company for an expected listing in our recent letter to you.

What Does a Listing Mean for Stockholders?

As a result of this expected listing, TIER REIT stockholders will be able to enjoy the benefits of owning stock in a publicly listed REIT, including increased liquidity. We believe the expected listing will increase our stockholders’ total return potential over the long term by providing the Company with greater access to additional capital to fund our disciplined and strategic growth strategy. Enclosed with this letter is your Direct Registration Transaction Advice (“DRTA”), which is a report of the number of TIER REIT shares you hold directly with our transfer agent, DST Systems (“DST”). You will need this DRTA if you wish to transfer your shares from your existing account with DST to a brokerage account with the firm of your choice.

You do not have to transfer your shares to a brokerage account; you can keep your account at the transfer agent indefinitely. However, your shares must be held in a brokerage account if you wish to sell them after our expected listing on the NYSE. If you already have a brokerage account, you may purchase additional TIER REIT shares without moving your current shares to that account.

If you wish to transfer your shares to a brokerage account, you will need to:

1.              Provide the enclosed DRTA (or a copy) to your selected brokerage firm.

2.              Complete any required paperwork and submit it to your brokerage firm.

3.              Once the brokerage firm submits a request to transfer your shares, the shares will be credited to an account in your name at the brokerage firm and eligible for trading within three days.

Please note that your shares will not be eligible to be moved into a brokerage account until the expected listing on the NYSE takes place.

We encourage you to consult your financial advisor, brokerage firm, custodian or other trusted source of financial guidance to discuss your options.

Also, please note that a sale of your shares could result in a taxable event and that you should consult a qualified tax advisor prior to implementing any tax-related transactions. TIER REIT does not provide tax or legal advice.

Expected Tender Offer

In considering the options for your shares, we also want you to know that, in conjunction with our anticipated listing on the NYSE, we also expect to commence a “modified Dutch auction” tender offer.  A modified Dutch auction tender offer is a process in which a company repurchases a certain number of shares from existing stockholders at the lowest price selected by the company within a specified price range. Tender offer documents with information about this expected tender offer, including detailed instructions on how to tender shares, will be published and mailed to all stockholders of record when the tender offer commences.  As with any newly listed company, TIER REIT is likely to experience significant volatility in its share price in the days and weeks immediately following the expected listing as it may take some time for an efficient market to develop for our shares as institutional and other large investors evaluate the Company as an investment opportunity. Therefore, we are considering the expected tender offer to provide stockholders an alternative to selling their shares on the open market and also alleviate some anticipated volatility.

What’s Ahead for TIER REIT?

Following our expected public listing, we will continue to provide all stockholders with important information about the Company and announcements through our public filings with the Securities and Exchange Commission (the “SEC”). You can find all our public filings on our website at www.tierreit.com under the “Investor Relations” link and at the SEC’s website at www.sec.gov.

On the Company’s website you will find information about the Company’s leadership and financial strategy, including a video of a presentation to the investment community, answers to frequently asked questions, stockholder forms, recently filed presentations, and first quarter 2015 supplemental financial information. Additionally, if you move your shares to a brokerage account as discussed above, TIER REIT will no longer have your direct contact information in order to send letters such as this one. Therefore, we encourage you to visit our website at www.tierreit.com/ir to sign up for timely email communications and other information.  Please note that the date for our second quarter 2015 conference call has not been set, though we will post this information on our website at least seven days in advance of the conference call.

NEW Contact Information for TIER REIT Shareholder Services

If you have additional questions about your account, our Shareholder Services team will continue to be available to assist you. Please note their new contact information:

Telephone: 844.782.0585 (toll-free)

Fax: 855.338.9449

Mailing Address: c/o DST Systems, P.O. Box 219433, Kansas City, MO 64121-9433

Email: tierinvestorrelations@dstsystems.com

Thank you for your investment in TIER REIT.  We will continue to be focused and disciplined in our strategy as we move the Company forward. We appreciate your commitment to us and look forward to our next chapter as a publicly traded company.

Sincerely,

Scott W. Fordham

Chief Executive Officer and President

Enclosure

Important Information

This document is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell any securities of the company. The tender offer will be made only pursuant to an offer to purchase, letter of transmittal and related materials that the Company intends to distribute to its stockholders and file with the SEC. The full details of the expected tender offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal, and other related materials, which the Company will distribute to stockholders and file with the SEC upon commencement of the expected tender offer. If the tender offer is commenced as expected, stockholders will be urged to carefully read the offer to purchase, the letter of transmittal, and other related materials when they become available, as they will contain important information, including the terms and conditions of the tender offer. If the tender offer is commenced as expected, stockholders will be able to obtain free copies of the offer to purchase, the letter of transmittal, and other related materials that the Company will file with the SEC on the SEC’s website at www.sec.gov or by calling the information agent for the contemplated offer, which will be identified in the materials filed with the SEC at the commencement of the expected tender offer. In addition, stockholders will be able to obtain free copies of the Company’s filings with the SEC from the Company’s website at www.tierreit.com/ir.

Forward-Looking Statements

This letter contains forward-looking statements relating to the business and financial outlook of TIER REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. These forward-looking statements include discussion and analysis of the financial condition of us and our subsidiaries, including our ability to rent space on favorable terms, our ability to address debt maturities and fund our capital requirements, our intentions to sell certain properties, the value of our assets, our anticipated capital expenditures, the amount and timing of any anticipated future cash distributions to our stockholders, and other matters.  Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “objectives,” “strategies,” “goals,” and variations of these words and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. Factors that could cause actual results to vary materially from those expressed in forward-looking statements include changes in real estate conditions and in the capital markets, our ability to complete the listing of our shares of common stock on the NYSE in a timely manner or at all, our ability to complete the anticipated tender offer in a timely manner or at all, the price at which shares of our common stock may trade on the NYSE, which may be higher or lower than the purchase price in the anticipated tender offer, as well as the risk factors included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015.